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                                                                     EXHIBIT 8.1

                     (Letterhead of Chapman and Cutler LLP)

                                                                    July 25,2003

Specialty Trust, Inc.
6160 Plumas Street
Reno, NV 89509

          RE:  Specialty Trust, Inc.
               Collaterized Investment Notes
               Registration Statement on Form S-11, No. 333-86972

Ladies and Gentlemen:

     We have acted as special tax counsel to Specialty Trust, Inc. (the "Company") in connection with the preparation and filing of that certain Post-Effective Amendment No. 1 (the "Amendment"), filed with the Securities and Exchange Commission (the "SEC") on the date of this letter, pursuant to the Securities act of 1933, as amended (the "Act"). The Amendment amends that certain registration statement filed on Form S-11 (the "Registration Statement"), which was filed with the SEC on April 25, 2002, pursuant to the Act. The Amendment and the Registration Statement were filed in respect of the Company's Collateralized Investment Notes (the "Notes"). In our capacity as special tax counsel with respect to the aforementioned filing, we have been asked to render an opinion regarding certain descriptions of federal income tax consequences contained in the prospectus that forms a part of the Amendment (the "Prospectus"). Capitalized terms used but not defined herein shall have the same meaning in the Prospectus.

     In rendering our opinion, we have reviewed (i) the Registration Statement,
(ii) the Amendment, (iii) the forms of the Indenture (including Supplements No. 1 and No. 2 thereto), the Notes and such other transaction documents as we have deemed necessary, (iv) a form of the supplement to be used in connection with each issuance of Notes, (v) the Articles of Incorporation filed with the Registration Statement and certain other organizational documents of the Company, as amended and supplemented to date, and (vi) such resolutions, certificates, records and other documents provided by the Company as we have deemed necessary or appropriate as a basis for the opinions set forth below. In addition, the Company has provided us with a certificate (the "Officer's Certificates"), executed by a duly appointed and knowledgeable officer of the Company, upon which we have relied, setting forth certain representations relating to various factual matters including the prior, current and future methods of operations of the Company.

     In rendering our opinion, we have assumed (i) the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies, (ii) that the transactions described in or contemplated by the foregoing documents have been and will be consummated in accordance with the terms of such documents and that such documents accurately reflect the material facts of such transactions, and (iii) that a final version of the Registration Statement, as amended by the Amendment, will become the effective Registration Statement in respect of the Notes without a material change therein. The opinion set forth herein is expressly based upon such assumptions and representations and upon the accuracy of those facts so assumed or represented. It should be noted that the representations as to the Company's methods of operation are highly factual in nature and reflect an intention with respect to the future conduct and performance of its business that may not be achievable. Any material change that is made after the date hereof in any of the foregoing assumptions could adversely affect our conclusions.

     Our opinion is also based on the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities. The statutory provisions,

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Specialty Trust, Inc.
July 25, 2003
Page 2

     Regulations and interpretations on which our opinion is based are subject to change, possibly retroactively. In addition, there can be no complete assurances that the Internal Revenue Service will not take positions contrary to those stated in our opinion.

     Based on the foregoing, we are of the opinion that, as of the date hereof:

     1. The Company was organized in conformity with the requirements for qualification as a "real estate investment trust" under the Code, commencing with its taxable year ending December 31, 1998 , and the Company's actual and proposed methods of operation, as described in the Prospectus and as represented by the Company, should enable it to continue to so qualify;

     2. The Notes, once duly authorized and issued, will be treated as indebtedness, and not as an ownership interest in the Pledged Assets or as equity in the Company for the United States federal income tax purposes;

     3. The pool of assets comprising the Pledged Assets should not be classified as a "taxable mortgage pool" within the meaning of Section 7701(i) of the Code; and

     4. Although the discussion in the Prospectus under the heading "Federal Income Tax Consequences" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Notes, in our opinion, such discussion taken as a whole constitutes in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Notes under existing law.

     Other than as expressly stated above, we express no opinion on any issue relating to the Company, the Notes, or to any series or class of securities issued by the Company, or under any law other than the federal income tax laws.

     We are furnishing this opinion to you solely in connection with the filing of the Amendment and it is not to be relied upon, used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

     We hereby consent to the filing of this letter as an Exhibit to the Amendment and the references to this firm in the Prospectus under the headings "Certain Federal Income Tax Considerations" and "Legal Matters." In giving our consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

                                        Very truly yours,


                                        /s/ Chapman and Cutler LLP
                                        CHAPMAN AND CUTLER LLP